Filed Pursuant to Rule 433

Registration No. 333-132911

Merrill Lynch & Co., Inc.

OFFERED SECURITIES NOT GUARANTEED BY THE FDIC

Certain senior unsecured debt that are structured debt instruments issued by participating depository institutions and participating bank and savings and loan holding companies, including Merrill Lynch & Co., Inc. (“ML&Co.”), will not be covered under the Temporary Liquidity Guarantee Program announced by the Federal Deposit Insurance Corporation (“FDIC”). Please note, for the avoidance of doubt, that the following senior unsecured debt securities which ML&Co. is currently offering (the “Offered Securities”) will NOT be guaranteed or insured by the FDIC:

•	Strategic Accelerated Redemption Securities Linked to the S&P 500® Index due November , 2010
•	Bear Market Strategic Accelerated Redemption Securities Linked to the SPDR S&P Retail Exchange Traded Fund due May , 2010
•	Strategic Accelerated Redemption Securities Linked to the iShares® MSCI EAFE Index Fund due November , 2010
•	Accelerated Return NotesSM Linked to the S&P 500® Index due January , 2010
•	Accelerated Return Bear Market Notes Linked to the S&P 500® Index due January , 2010
•	100% Principal Protected Conditional Participation Notes Linked to the S&P 500® Index due November , 2009
•	Capped Leveraged Index Return Notes® Linked to the S&P 500® Index due April , 2010
•	100% Principal Protected Currency Notes linked to the United States dollar value of the European Union euro due November , 2010
•	100% Principal Protected Step-Up Notes Linked to the United States dollar value of the BRIC Currencies due November , 2010
•	100% Principal Protected Allocator Notes Linked to the Best Performing of Three Mixed Asset Class Baskets due , 2012

You should assume that any other senior unsecured debt issued by ML&Co. is NOT guaranteed or insured by the FDIC unless otherwise expressly provided in the offering documents for that issuance.

October 24, 2008

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ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and the other relevant documents relating to a particular offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and such offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any underwriter or any dealer participating in a particular offering, will arrange to send you an applicable prospectus if you so request by calling toll-free 1-866-500-5408.